CAMPBELL GLOBAL TREND FUND, L.P.
MONTHLY REPORT - AUGUST 2011

STATEMENT OF CHANGES IN NET ASSET VALUE

Partners' Capital - Class A

Net Asset Value (7,683.954 units) at July 31, 2011	$9,102,166
Additions of 54.759 units on August 31, 2011	65,004
Redemptions of (0.000) units on August 31, 2011	0
Offering Costs	(3,873)
Net Income (Loss) - August 2011	23,099

Net Asset Value (7,738.713 units) at August 31, 2011	$9,186,396

Net Asset Value per Unit at August 31, 2011	$1,187.07

Partners' Capital - Class B

Net Asset Value (48.465 units) at July 31, 2011	$50,177
Additions of 45.576 units on August 31, 2011	47,007
Redemptions of (0.000) units on August 31, 2011	0
Offering Costs	(21)
Net Income (Loss) - August 2011	(168)

Net Asset Value (94.041 units) at August 31, 2011	$96,995

Net Asset Value per Unit at August 31, 2011	$1,031.42

Partners' Capital - Class C

Net Asset Value (7,567.634 units) at July 31, 2011	$9,123,641
Additions of 12.399 units on August 31, 2011	15,000
Redemptions of (0.000) units on August 31, 2011	0
Offering Costs	(3,890)
Net Income (Loss) - August 2011	35,405

Net Asset Value (7,580.033 units) at August 31, 2011	$9,170,156

Net Asset Value per Unit at August 31, 2011	$1,209.78

Partners' Capital - Class D

Net Asset Value (263.724 units) at July 31, 2011	$274,156
Additions of 65.551 units on August 31, 2011	68,106
Redemptions of (0.000) units on August 31, 2011	0
Offering Costs	(116)
Net Income (Loss) - August 2011	(34)

Net Asset Value (329.275 units) at August 31, 2011	$342,112

Net Asset Value per Unit at August 31, 2011	$1,038.99

STATEMENT OF INCOME (LOSS)

Income:
Gains (losses) on futures contracts:
Realized	$1,341,339
Change in unrealized	(800,464)

Gains (losses) on forward contracts:
Realized	0
Change in unrealized	(395,649)
Net Investment Income (Loss)	894
146,120

Expenses:
Management fee	31,601
Performance fee	14,337
General Partner fee	15,801
Sales and brokerage fee	25,048
Operating expenses	1,031
87,818
Net Income (Loss) - August 2011	$58,302

FUND STATISTICS

Partners' Capital - Class A

Net Asset Value per Unit on August 31, 2011	$1,187.07
Net Asset Value per Unit on July 31, 2011	$1,184.57
Unit Value Monthly Gain (Loss) %	0.21%
Fund 2011 calendar YTD Gain (Loss) %	6.10%

Partners' Capital - Class B

Net Asset Value per Unit on August 31, 2011	$1,031.42
Net Asset Value per Unit on July 31, 2011	$1,035.32
Unit Value Monthly Gain (Loss) %	(0.38)%
Fund 2011 calendar YTD Gain (Loss) %	3.14%

Partners' Capital - Class C

Net Asset Value per Unit on August 31, 2011	$1,209.78
Net Asset Value per Unit on July 31, 2011	$1,205.61
Unit Value Monthly Gain (Loss) %	0.35%
Fund 2011 calendar YTD Gain (Loss) %	7.19%

Partners' Capital - Class D

Net Asset Value per Unit on August 31, 2011	$1,038.99
Net Asset Value per Unit on July 31, 2011	$1,039.56
Unit Value Monthly Gain (Loss) %	(0.05)%
Fund 2011 calendar YTD Gain (Loss) %	3.90%

To the best of my knowledge and belief, the information contained herein is accurate and complete.

/s/ Theresa D. Becks
Theresa D. Becks
Chief Executive Officer
Campbell & Company, Inc.
General Partner
Campbell Global Trend Fund, L.P.

Prepared without audit

Dear Investor,

Fixed Income Contributes to Net Gains During a Volatile August…

Volatility was extremely elevated in August stemming mainly from the S&P downgrade of the United States Triple-A credit rating after weeks of contentious political debate.

Strong gains in fixed income were recorded during the month as risk appetite diminished sending yields in both the U.S. and European fixed income markets lower.  However, the reduction in risk appetite was a primary driver for losses in currency trading, stock indices and commodities.

As a consequence of market volatility, European Union regulators have implemented restrictions on short selling in various stock indices.  Indeed, the Fund’s trading on your behalf is also subject to these restrictions and we have taken the appropriate action to be in compliance.  While the Fund is still able to short certain stock index contracts in Europe, others have been temporarily removed from the portfolio.  The Fund will continue to take advantage of stock market volatility (indirectly) through trading in currencies, bonds and commodities.

On this side of the Atlantic, Campbell is also keeping up with the passage of the Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd Frank"), which is considered to be one of the most sweeping changes to financial regulation in the United States since the Great Depression.  As currently proposed and interpreted, the only market we trade that will be subject to extensive regulations as a result of Dodd Frank are foreign exchange ("FX") over-the-counter ("OTC") options.  As we continue to analyze the regulatory and related market and liquidity implications in these markets, we have made the conservative decision to suspend trading in FX OTC options for the foreseeable future.  Trading in FX spot and forward contracts remains outside of the definition of "swaps" in the Dodd-Frank regulation guidelines.  As such, we anticipate no change in our ability to continue to trade this sector, which remains a significant contributor to our overall diversified investment approach.

As Campbell approaches its 40th Anniversary as an alternative investment manager, we are reminded that it is both our near-term attention to the dynamic market landscape and our long term commitment to our systematic approach that make us so effective. If you have any questions regarding the issues discussed above, please do not hesitate to contact us.

Sincerely,

Terri Becks
Chief Executive Officer
Campbell & Company, Inc.
General Partner
Campbell Global Trend Fund, L.P.